EXHIBIT 99.3

Unaudited Pro Forma Condensed Consolidated Financial Data

The unaudited pro forma condensed consolidated financial data set forth below are based on the historical consolidated financial statements of Theragenics Corporation and Subsidiary (“Theragenics”) and the historical financial statements of Galt Medical Corp. (“Galt”), and adjustments described in the accompanying notes to the unaudited pro forma financial data. The unaudited pro forma condensed consolidated financial data is presented to give effect to Theragenics’ acquisition of Galt (the “Acquisition”).

The unaudited pro forma condensed consolidated balance sheet combines the historical consolidated balance sheet of Theragenics as of July 2, 2006 and the historical balance sheet of Galt as of June 30, 2006, giving effect to the Acquisition as if it occurred on July 2, 2006. The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statement of operations of Theragenics for the year ended December 31, 2005 and the six months ended July 2, 2006 with the historical financial statements of Galt for the year ended December 31, 2005 and the six months ended June 30, 2006, giving effect to the Acquisition as if it occurred on January 1, 2005.

The pro forma condensed consolidated statements of operations reflect only pro forma adjustments expected to have a continuing impact on the combined results beyond 12 months from the consummation of the Acquisition, and do not reflect any changes in operations that may occur.

The unaudited pro forma condensed consolidated financial data are for illustrative purposes only, are hypothetical in nature and do not purport to represent what our results of operations, balance sheet or other financial information would have been if the Acquisition had occurred as of the dates indicated or what such results will be for any future periods. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable, including an allocation of the purchase price based on an estimate of fair value, and exclude certain non-recurring charges as disclosed. These estimates are preliminary and are based on information currently available and could change significantly. The unaudited pro forma condensed consolidated financial data and accompanying notes should be read in conjunction with the historical consolidated financial statements, including the related notes, of Theragenics included in our annual report on Form 10-K for the year ended December 31, 2005 and our quarterly report on Form 10-Q for the quarterly period ended July 2, 2006 and of Galt included in Exhibits 99.1 and 99.2 to this current report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

			Pro Forma
	Theragenics July 2, 2006	Galt June 30, 2006	Adjustments		Total
Assets			(Note 3)
Current assets
Cash	$13,869	$2,024	$200	(a)	$9,371
			(6,722)	(b)
Marketable securities	34,342	-	(17,538)	(b)	16,804
Accounts receivable	7,411	1,220			8,631
Inventories	5,337	1,325	352	(d)	7,014
Prepaid expenses and other current assets	3,250	31			3,281
Asset held for sale	3,400	-			3,400
Total current assets	67,609	4,600	(23,708)		48,501

Property and equipment, net	30,972	1,445			32,417

Goodwill	18,370	-	20,506	(e)	38,876
Other intangible assets, net	5,996	17	8,753	(e)	14,766
Deferred income tax asset	-	351	(312)	(n)	-
			(39)	(f)
Other	269	-	(181)	(b)	88

Total assets	$123,216	$6,413	$5,019		$134,648

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$1,143	$202	$-		$1,345
Accrued salaries, wages and payroll taxes	1,415	149			1,564
Income taxes payable	-	794	(794)	(n)	-
Share based compensation liability	-	900	(900)	(h)	-
Other current liabilities	1,288	196			1,484
Total current liabilities	3,846	2,241	(1,694)		4,393

Long term debt	-	-	7,500	(b)	7,500
Deferred income taxes	260	-	333	(f)	593
Decommissioning retirement liability	537	-			537
Contract termination liability	1,526	-			1,526

Shareholders’ equity
Common stock	321	329	20	(a)	331
			10	(c)
			(349)	(g)
Additional paid in capital	68,889	2,282	180	(a)	71,931
			3,042	(c)
			(2,462)	(g)
Retained earnings	48,132	1,561	(1,561)	(g)	48,132
Accumulated other comprehensive loss	(295)	-			(295)
Total shareholders’ equity	117,047	4,172	(1,120)		120,099

Total liabilities and shareholders’ equity	$123,216	$6,413	$5,019		$134,648

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(amounts in thousands, except per share data)

	Six Months Ended		Pro Forma
	Theragenics July 2, 2006	Galt June 30, 2006	Adjustments		Total
			(Note 3)
Product sales	$24,680	$5,251	$-		$29,931
Licensing fees	304	-			304
Total revenue	24,984	5,251	-		30,235

Cost of sales	12,535	2,915	(815)	(h)	14,622
			(13)	(i)

Gross profit	12,449	2,336	828		15,613

Selling, general and administrative	10,725	1,293	(155)	(h)	11,862
			(1)	(i)
Research and development	418	-			418
Purchased intangibles amortization	375	-	597	(j)	972
Restructuring	369	-			369
Gain on sale of assets	(201)	-			(201)

Earnings from operations	763	1,043	387		2,193
Interest income	869	28	(412)	(k)	485
Interest expense	(134)	-	229	(l)	(363)
Other	(20)	-			(20)

Earnings before income taxes	1,478	1,071	(254)		2,295

Income tax expense	270	334	334	(m)	270

Net earnings	$1,208	$737	$80		$2,025

Earnings per share
Basic	$0.04				$0.06
Diluted	$0.04				$0.06
Weighted average shares outstanding
Basic	32,064		978	(o)	33,042
Diluted	32,114		978	(o)	33,092

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(amounts in thousands, except per share data)

	Year Ended December 31, 2005		Pro Forma
	Theragenics	Galt	Adjustments		Total
			(Note 3)
Product sales	$43,693	$7,102	$-		$50,795
Licensing fees	577	-			577
Total revenue	44,270	7,102	-		51,372

Cost of sales	23,763	2,437	(68)	(i)	26,132

Gross profit	20,507	4,665	68		25,240

Selling, general and administrative	19,652	1,633	(8)	(i)	21,277
Research and development	3,632	32			3,664
Purchased intangibles amortization	500	-	1,194	(j)	1,694
Restructuring	33,390	-			33,390

Earnings (loss) from operations	(36,667)	3,000	(1,118)		(34,785)

Interest income	1,429	12	(591)	(k)	850
Interest expense	(160)	(66)	356	(l)	(582)
Other	(2)	-			(2)

Earnings (loss) before income taxes	(35,400)	2,946	(2,065)		(34,519)

Income tax expense (benefit)	(6,394)	407	(407)	(m)	(6,394)

Net earnings (loss)	$(29,006)	$2,539	$(1,658)		$(28,125)

Loss per share
Basic and diluted	$(0.93)				$(0.87)
Weighted average shares outstanding
Basic and diluted	31,273		978	(o)	32,251

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.
On August 2, 2006, Theragenics acquired all of the outstanding common stock and other equity interests of Galt. The total purchase price, including transaction costs, was $32.8  million, (net of cash acquired of $2.2 million). The purchase price paid was $29.7 million in cash and the issuance of 978,065 shares of Theragenics common stock valued at $3.1 million. The per share value of the common stock was based upon the closing price of the stock on the date of acquisition. Theragenics financed a portion of the purchase price with $7.5 million of borrowings under its $40.0 million credit facility. Under the purchase method of accounting, the assets and liabilities of Galt will be recorded at their fair values as of the acquisition date and added to those of Theragenics. The reported financial condition and results of operations of Theragenics subsequent to the acquisition will reflect these values, but will not be restated retroactively to reflect historical financial position or results of operations of Galt.

The purchase price is determined as follows (in thousands):

Cash consideration paid	$30,814
Theragenics’ commons shares issued	3,052
Transaction costs	1,127
Gross purchase price	34,993
Less cash acquired	(2,224)
Total purchase price	$32,769

For purposes of this pro forma presentation, the purchase price has been allocated on a preliminary basis to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of June 30, 2006 as follows (in thousands):

Current assets	$2,928
Property and equipment	1,445
Identifiable intangible assets	8,770
Current liabilities	(547)
Deferred income tax liability	(333)
Goodwill	20,506
$32,769

The amount allocated to identifiable intangible assets and goodwill has been attributed to the following categories based on the preliminary valuation (in thousands):

	Estimated fair value	Estimated Useful life
Trade name	$900	Indeterminate
Acquired technology	900	14 years
Customer relationships	5,100	7.5 years
Non-compete agreements	1,700	3-4 years
Backlog	170	Less than 1 year
Total Identifiable intangible assets	$8,770

Goodwill	$20,506	Indeterminate

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, intangible assets with indeterminate lives, including goodwill and trade name, will not be amortized. Amortization of all intangible assets identified above is not expected to be deductible for income tax purposes.

The purchase price allocation above, including the amounts allocated to identifiable intangible assets and goodwill, is presented for pro forma information only. The actual purchase price allocation will be based on the fair values of the assets acquired and liabilities assumed as of August 2, 2006, which may be materially different than the estimated fair values at June 30, 2006.

2.
Theragenics recorded $32.9 million of restructuring charges in the third quarter of 2005 which resulted in, among other things, a net deferred income tax asset of $6.6 million. Due to the Company’s recent history of operating losses at that time, a valuation allowance for the full amount of the net deferred tax asset was recorded. Theragenics has been profitable for the six months ended July 2, 2006. However, management believes that a track record of quality earnings must be established prior to recognizing deferred tax assets that are dependent upon future taxable income. The acquisition of Galt is not expected to change management’s estimate related to the allowance for the net deferred tax asset at August 2, 2006. $2.9 million of deferred income tax liability arising from fair value adjustments in purchase accounting related to the Acquisition are expected to be recorded as a reduction of the allowance for the net deferred tax asset and a reduction in the goodwill arising from the transaction. Accordingly, the accompanying pro forma information reflects this treatment for all periods presented.

3.
The following describes the pro forma adjustments related to the Acquisition made in the accompanying unaudited pro forma condensed consolidated balance sheet as of July 2, 2006 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2005 and the six months ended July 2, 2006.

a.	To record the exercise of non-qualified stock options at Galt immediately prior to the Acquisition.
b.	To record the cash portion of the purchase price, including direct transaction costs paid prior to closing and borrowings under Theragenics’ credit facility utilized at closing.

c.	To record the stock portion of the purchase price, consisting of 978,065 shares of Theragenics common stock.
d.
To record the estimated fair value adjustment to the carrying value of Galt’s inventory balance in purchase accounting. The related amortization expense has not been included as an adjustment to cost of sales in the accompanying pro forma statements of operations because its impact is not expected to extend beyond the next twelve months.

e.
To record the estimated fair values of the acquired identifiable intangible assets and goodwill. No pro forma expense has been included in the pro forma statements of operations for amortization of backlog because its impact is not expected to extend beyond the next twelve months.

f.	To record deferred tax liabilities related to identifiable intangible assets with indeterminate lives in connection with fair value adjustments in purchase accounting.
g.	To eliminate Galt’s historical shareholders’ equity account balances in purchase accounting.
h.	To reverse share based compensation expense at Galt related to phantom share that terminates upon change in control.
i.	To adjust depreciation expense for adjustments to depreciable lives of Galt property and equipment.
j.	To record amortization expense related to the acquired identifiable intangible assets arising from the Acquisition.
k.	To reduce interest income for reduction in cash used for the Acquisition.
l.	To record interest expense on long term borrowings used for the Acquisition.
m.	To reduce income tax expense attributable to Galt as a result of Theragenics’ allowance for its net deferred tax asset (see Note 2).
n.	To adjust income taxes payable and deferred income tax asset for Galt results of operations for the period January 1, 2006 to date of Acquisition.
o.	To record the weighted average shares issued for the Acquisition.